INVESTMENT SUB-ADVISORY AGREEMENT

     This Investment Sub-advisory Agreement ("Agreement") is made and entered into as of May 13, 2004, by and between Merit Advisors, Inc., an Oklahoma corporation ("Advisor") and Avondale Investments, LLC, a Oklahoma limited liability company ("Sub-Advisor").

     WHEREAS, the Advisor acts as the investment advisor to Merit High Yield Fund II ("Fund"), a series of the Merit Advisors Investment Trust II, a Delaware statutory trust ("Trust") pursuant to that certain Investment Advisory Agreement, dated May 13, 2004, between the Advisor and the Trust ("Advisory Agreement");

     WHEREAS, the Trust is an open-end management investment company, registered under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS, each of the Advisor and Sub-Advisor is registered as an investment advisor under the Investment Advisers Act of 1940 ("Advisers Act"), and engages in the business of asset management; and

     WHEREAS, the Advisor, subject to the approval of the Board of Trustees of the Trust ("Trustees"), desires to retain the Sub-Advisor to assist the Advisor in rendering certain investment management services to the Fund, and the Sub-Advisor is willing to render such services;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

          1. Engagement and Obligations of Sub-Advisor. The Advisor hereby appoints and retains the Sub-Advisor to act as sub-Advisor to Advisor and to provide the following services for the period and on the terms and conditions set forth in this Agreement.

          (a) Services. The Sub-Advisor agrees to perform the following services (the "Services"):

          (1) provide advice and recommendations to the Advisor regarding the securities to be purchased, retained or sold with respect to the Fund;

          (2) provide advice and recommendations to the Advisor regarding the selection of brokers and dealers to execute the purchase and/or sale of portfolio securities for the Fund;

          (3) provide the Advisor and the Trust with records concerning the Sub-Advisor's activities under this Agreement which the Trust and the Fund are required to maintain; and

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          (4)  render regular reports to the Advisor and the Trustees concerning the Sub-Advisor's discharge of the foregoing responsibilities.

     The Sub-Advisor shall discharge the foregoing responsibilities subject to the control of the Trustees and officers of the Trust and in compliance with (i) such policies as the Trustees may from time to time establish;
     (ii) the Fund's objectives, policies, and limitations as set forth in its prospectus ("Prospectus") and statement of additional information ("Statement of Additional Information"), as the same may be amended from time to time; and (iii) with all applicable laws and regulations. All Services to be furnished by the Sub-Advisor under this Agreement may be furnished through the medium of any directors, officers or employees of the Sub-Advisor or through such other parties as the Sub-Advisor may determine from time to time.

          (b) Expenses and Personnel. The Sub-Advisor agrees, at its own expense or at the expense of one or more of its affiliates, to render the Services and to provide the office space, furnishings, equipment and personnel as may be reasonably required to perform the Services on the terms and for the compensation provided herein.

          (c) Books and Records. All books and records prepared and maintained by the Sub-Advisor for the Advisor and/or the Trust and the Fund under this Agreement shall be the property of the Advisor and/or the Trust and the Fund and, upon request therefor, the Sub-Advisor shall surrender to the appropriate party such of the books and records so requested.

          2. Compensation of the Sub-Advisor. The Advisor will pay to the Sub-Advisor an investment advisory fee (the "Fee") equal to an annualized rate of 0.375% of the average daily net assets of the Fund. The Fee shall be calculated as of the last business day of each month based upon the average daily net assets of the Fund determined in the manner described in the Fund's Prospectus and/or Statement of Additional Information, and shall be paid to the Sub-Advisor by the Advisor within five (5) days after such calculation.

         3. Status of Investment Sub-Advisor. The services of the Sub-Advisor to the Advisor, the Trust and the Fund are not to be deemed exclusive, and the Sub-Advisor shall be free to render similar services to others (including, without limitation, the Merit Advisors Investment Trust) so long as its services to the Trust and the Fund are not impaired thereby. The Sub-Advisor shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Advisor, the Trust or the Fund in any way or otherwise be deemed an agent of the Advisor, the Trust or the Fund. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Sub-Advisor, who may also be a trustee, officer or employee of the Advisor or the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

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         4. Permissible  Interests.  Trustees,  agents,  and stockholders of the
Trust and the Advisor are or may be interested in the Sub-Advisor (or any successor thereof) as directors, partners, officers, or stockholders, or otherwise; and directors, partners, officers, agents, and stockholders of the Sub-Advisor are or may be interested in the Advisor or the Trust as trustees, directors, officers, stockholders or otherwise; and the Sub-Advisor (or any successor) is or may be interested in the Advisor or the Trust as a stockholder or otherwise.

         5. Limits of Liability; Indemnification. The Sub-Advisor assumes no responsibility under this Agreement other than to render the services called for hereunder. The Sub-Advisor shall not be liable for any error of judgment or for any loss suffered by the Advisor, the Trust or the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement. It is agreed that the Sub-Advisor shall have no responsibility or liability for the accuracy or completeness of the Trust's registration statement under the Act or the Securities Act of 1933 ("1933 Act"), except for information supplied by the Sub-Advisor for inclusion therein.

     The Sub-Advisor will indemnify the Advisor and its directors, members, trustees, officers, employees and agents ("Advisor Parties") against and hold the Advisor Parties harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) arising from any claim, demand, action or suit which results from the Sub-Advisor Parties' (as such term is defined immediately below) willful misfeasance, bad faith, gross negligence or reckless disregard of the Sub-Advisor's obligations and duties under this Agreement.

     The Advisor will indemnify the Sub-Advisor and its directors, members, officers, employees and agents ("Sub-Advisor Parties") against and hold the Sub-Advisor Parties harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) arising from any claim, demand, action or suit which results from the Advisor Parties' willful misfeasance, bad faith, gross negligence or reckless disregard of the Advisor's obligations and duties under this Agreement.

          6. Term. This Agreement shall remain in effect for an initial term of two years from the date hereof, and from year to year thereafter provided such continuance is approved at least annually by the vote of a majority of the trustees of the Trust who are not "interested persons" (as defined in the Act) of the Trust, which vote must be cast in person at a meeting called for the purpose of voting on such approval; provided, however, this Agreement may be terminated at any time on at least 60 days prior written notice to the Sub-Advisor, without the payment of any penalty, (i) by vote of the Trustees,
(ii) by the Advisor, or (iii) by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio. The Sub-Advisor may terminate this Agreement at any time, without the payment of any penalty, on at least 60 days prior written notice to the Advisor and the Trust. This Agreement

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will automatically and immediately  terminate in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Investment Advisor Agreement.

         7. Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Trust's outstanding voting securities.

         8. Applicable Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware, without regard to the principles of the conflict of laws or the choice of laws.

         9. Representations and Warranties.

          (a) Representations and Warranties of the Sub-Advisor. The Sub-Advisor hereby represents and warrants to the Advisor and the Trust as follows: (i) the Sub-Advisor is a limited liability company duly organized and in good standing under the laws of the State of Oklahoma and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder; and (ii) the Sub-Advisor is registered as an investment advisor with the SEC under the Advisers Act, and shall maintain such registration in effect at all times during the term of this Agreement.

          (b) Representations and Warranties of the Advisor. The Advisor hereby represents and warrants to the Sub-Advisor as follows: (i) the Advisor is a corporation duly organized and in good standing under the laws of the State of Oklahoma and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder; and (ii) the Advisor is registered as an investment advisor with the SEC under the Advisers Act, and shall maintain such registration in effect at all times during the term of this Agreement.

         10. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

         11. Notice. Notices of any kind to be given to the Advisor hereunder by the Sub-Advisor shall be in writing and shall be duly given if mailed or delivered to the Merit Advisors, Inc., 11032 Quail Creek Road, Suite 105, Oklahoma City, Oklahoma 73120-6208, Attention J. Paul Cunningham or to such other address or to such individual as shall be so specified by the Advisor to the Sub-Advisor. Notices of any kind to be given to the Sub-Advisor hereunder by the Advisor shall be in writing and shall be duly given if mailed or delivered to Avondale Investments, LLC, 211 North Robinson, Suite 200, Oklahoma City, Oklahoma 73102, Attention: Donald L. Dillingham, or at such other address or to such individual as shall be so specified by the Sub-Advisor to the Advisor. Notices shall be effective upon delivery.

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     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Agreement to be executed as of the day and the year first written above.


MERIT ADVISORS, INC.                       AVONDALE INVESTMENTS, LLC

/s/ J. Paul Cunnigham                      /s/ Donald L. Dillingham
______________________________             ___________________________
By:     J. Paul Cunningham                 By:      Donald L. Dillingham
Title:  President                          Title:   Manager
































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